Exhibit 99.1

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Brandi Piacente
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: brandi@tpg-ir.com

MEADE INSTRUMENTS ANNOUNCES SALE OF SIMMONS BRAND FOR CASH PROCEEDS OF $7.25 MILLION

IRVINE, Calif. – June 13, 2008 – Meade Instruments Corp. (Nasdaq NM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and microscopes, today announced that it has signed and closed an agreement to divest its Simmons brand and related inventory to Bushnell Outdoor Products for approximately $7.25 million in cash.  The Company will focus on its core business of astronomical telescopes, telescope accessories, binoculars and spotting telescopes, and other optical products.

Steve Muellner, President and Chief Executive Officer of Meade, commented, “We are pleased that we were able to take another key step in executing on Meade’s turnaround.  After further review of the Company’s strategic alternatives, we found an excellent opportunity to sell our Simmons business to Bushnell, which not only significantly strengthens our balance sheet, but also allows Bushnell to acquire a well-known and profitable brand that we have been successfully operating since 2002.  Further, Meade can move closer to its core strength of being the leading astronomical optics provider in the market.  We are committed to working together with Bushnell to ensure a smooth transition for our customers.”

In connection with these asset sales, the Company also entered into the Fifteenth Amendment to its Amended and Restated Credit Agreement with its primary lender, Bank of America, N.A.

TELECONFERENCE

The Company’s management will host a conference call on Monday, June 16, 2008 at 8:30 a.m. Eastern Daylight Time/ 5:30 a.m. Pacific Daylight Time to discuss the sales of these assets, its fourth quarter and year-end results, and answer questions.  There will be a simultaneous webcast of the conference call.

Interested parties may participate in the conference call by dialing 800-240-2430 (international dial-in 303-262-2130). The live webcast of the conference call may be accessed by visiting the Investor Relations section of the Meade website at http://www.meade.com.

A replay of the conference call will be available through June 30, 2008 by dialing 800-405-2236  (international dial-in 303-590-3000) and entering passcode 11115874#.  The webcast will be archived on the Company’s website for ninety days.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the sufficiency of the Fifteenth Amendment to meet the Company’s liquidity needs; the Company’s ability to execute on its strategic initiatives and turnaround plans; the sufficiency of $7.25 million to meet the Company’s liquidity requirements; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

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